Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

meritage homes reports 19th consecutive year of record revenue and home closings in 2006

FULL YEAR RESULTS (2006 COMPARED TO 2005):

•                  Closed 10,487 homes (+11%) with ASP of $328K (+3%) for $3.4 billion home closing revenue (+15%)

•                  Net earnings of $225 million (-12%), or $8.32 diluted EPS (-6%)

•                  Gross margin of 20.6%, after $78 million of land-related write-offs and impairments

•                  Total lot supply reduced to 44,075 at year-end (-19%), within target of 4-5 year supply

•                  After-tax return on assets of 11% and return on equity of 24%, within target ranges

•                  Net debt-to-capital ratio of 40% at year-end

•                  Stockholders’ equity increased to $1.0 billion (+18%)

•                  Total outstanding shares reduced 4% after repurchasing a total of 2.0 million shares

•                  Net orders for 7,778 homes (-26%) total $2.5 billion (-31%); after cancellations of 35% on a gross order decline of 13%

•                  Order backlog at year-end of 3,685 homes (-42%) valued at $1.2 billion (-45%)

FOURTH QUARTER RESULTS (2006 COMPARED TO 2005):

•                  Closed 2,601 homes (-19%) with ASP of $315K (-3%) for $819 million home closing revenue (-21%)

•                  Net earnings of $9.0 million (-91%), or $.34 diluted EPS, after $63 million of land-related write-offs and impairments; $1.90 diluted EPS exclusive of land-related charges

•                  Gross margin of 12.2%, after 763bps reduction due to land-related charges

•                  Net orders for 1,202 homes (-42%) after record high cancellations of 48% on a gross order decline of 24%

Scottsdale, Arizona (January 24, 2007) — Meritage Homes Corporation (NYSE: MTH) today announced fourth-quarter and full year results for the period ended December 31, 2006.

Summary Operating Results (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			As of and for the Year Ended December 31,
	2006	2005	% Chg	2006	2005	% Chg
Homes closed (units)	2,601	3,214	-19%	10,487	9,406	11%
Home closing revenue	$819,318	$1,040,711	-21%	$3,444,286	$2,996,946	15%
Sales orders (units)	1,202	2,072	-42%	7,778	10,571	-26%
Sales order value	$354,539	$723,363	-51%	$2,462,747	$3,580,855	-31%
Ending backlog (units)				3,685	6,394	-42%
Ending backlog value				$1,200,061	$2,181,600	-45%
Net Earnings(1),(2)	$9,024	$101,977	-91%	$225,354	$255,665	-12%
Diluted EPS(1),(2)	$0.34	$3.53	-90%	$8.32	$8.88	-6%

(1) The three- and twelve-month periods ended December 31, 2006 include after-tax stock compensation charges of $1.7M and $8.5M, respectively.  The three- and twelve-month periods ended December 31, 2006 also include after-tax severance and related costs of $0.4M and $8.3M, respectively.

(2) The twelve-month period ended December 31, 2005 includes an after-tax charge of $19.7M related to debt refinancing.

Record revenue and home closings reported for 2006

Meritage Homes reported its 19th consecutive year of record revenue and home closings for 2006, and net earnings were just $30 million short of all-time record 2005 net earnings, after including $78 million in 2006 write-offs related to lot option deposits and inventory valuation impairments. Record total revenue of $3.5 billion in 2006 was driven by an all-time high of 10,487 home closings at an average price of approximately $328,000, compared to 9,406 homes closed at an average price of approximately $319,000 for total revenue of $3.0 billion in 2005.

Gross margin for the full year was 20.6%, down from 23.6% for the full year 2005. The reduction in gross margin reflects price concessions and write-offs related to options and inventory discussed above. Excluding these charges, the gross margin for 2006 was 22.8%, a 71 bps decline from 2005.

Full year 2006 net earnings were $225 million or $8.32 per diluted share, compared to $256 million net earnings or $8.88 per diluted share reported in 2005. Net earnings in 2006 were reduced by after-tax charges of $8.5 million for stock-based compensation expense related to the adoption of SFAS 123R and $8.3 million of after-tax severance and related costs. Net earnings in 2005 were reduced by a $19.7 million after-tax charge for debt refinancing.

For the full year 2006, after including all land-related charges, Meritage reported after-tax return on assets (ROA) of 10.7% and after-tax return on shareholders’ equity (ROE) of 24.1%, compared to 15.8% and 37.2% for 2005. While lower than 2005, these key measures of management effectiveness are within the Company’s target ranges and are expected to be among the best in the industry for 2006, based on preliminary results reported to date by homebuilders.

 “We are pleased to have achieved record home closings and revenue for 2006, and to report net earnings that place 2006 as the second best year in Meritage’s history, even after the additional charges we recorded due to depressed market conditions,” said Meritage Chairman and Chief Executive Officer, Steven J. Hilton. “In response to slower market conditions, we are managing the business more conservatively by slowing new investments in land, re-negotiating construction contracts on existing projects and aggressively managing overhead. At the same time, we are intensifying our sales efforts to be even more competitive.”

Meritage maintains strong balance sheet

Despite the land-related write-offs and impairments in 2006, which on an after-tax basis represented just 5% of shareholders’ equity at December 31, 2006, the Company maintained a strong balance sheet and ample liquidity. At year-end, net debt-to-capital ratio was 40.2% in 2006 compared to 38.2% in 2005, significantly better than other Ba2/BB- rated homebuilders, and comparable to many investment-grade homebuilders. Total funds available under Meritage’s existing bank credit facility stood at $449 million at December 31, 2006, after considering the facility’s borrowing base availability. During 2006, the credit facility was extended and expanded from $600 million to $850 million to provide additional liquidity and flexibility for future operations.

Total assets grew to $2.2 billion from $2.0 billion during the year, as slowing sales resulted in a $144 million increase in real estate inventories, including increases in lot, land and unsold home inventories, partially offset by lower inventories of pre-sold homes under construction at year-end 2006.

“Based on our expectations for fewer deliveries this year, we have limited our new investment in lot positions and are working to maintain our target of a four to five-year lot supply,” explained Mr. Hilton.

Management was successful in reducing total lot supply to 44,075 lots at December 31, 2006, which represents a 4.2-year supply of lots based on 2006 deliveries, a 19% decrease from 54,109 lots at December 31, 2005. The percentage of lots controlled under purchase agreements, joint ventures and option contracts declined to 83% from 91% a year earlier, reflecting the cancellation of approximately 7,200 lots controlled under options.

 “Our use of options to control land reduces our capital at risk and has helped limit our land-related write-offs as home prices have fallen in certain markets,” continued Hilton. “In those markets where home sales have deteriorated most over the last year, the reduction in residual land values has exceeded the 10% we typically put up in option deposits. While forfeiting these contracts is difficult, we believe this strategy has protected us from potentially much greater losses.”

Higher cancellations increased the inventory of unsold homes relative to the Company’s strategic targets and long-term averages. Meritage had 545 unsold completed homes and another 820 unsold homes under construction at year-end 2006, together representing 32% of total inventory, compared to 14% at year-end 2005.

Fourth quarter results reduced by land-related write-offs

Meritage delivered 2,601 homes at an average sales price of approximately $315,000 in the fourth quarter 2006, a 19% decrease in volume coupled with a 3% decrease in price, compared to 3,214 homes at an average price of approximately $324,000 in the fourth quarter 2005. Quarterly home closing revenue declined 21% to $819 million, from $1.0 billion reported last year. The Company reported lower fourth quarter closings in all divisions except those in Texas and Colorado.

“We closed 4% more homes, an 11% increase in home closing revenue over last year’s fourth quarter results for Texas,” commented Mr. Hilton. “Meritage has a 20-year history in Texas and we are one of the largest homebuilders in the state, with 121 active communities that contributed 34% of our total home closing revenue in the fourth quarter of 2006. We believe our large presence and successful history in Texas are advantages for us in comparison to other homebuilders.”

 Fourth quarter 2006 total revenue and net earnings were $821 million and $9 million, or $.34, per diluted share, well under the $1.0 billion total revenue and net earnings of $102 million, or $3.53 per diluted share, for the fourth quarter 2005.  These results reflected lower demand and lower average sales prices in most of the markets where Meritage operates, which reduced the Company’s quarterly gross margin to 12.2% from 24.6% last year, including land-related charges in 2006. Before these charges, gross margin in the fourth quarter 2006 was 19.8%.

Re-evaluating lot options and revaluing inventories to reflect current conditions resulted in $63 million of additional land-related charges in the quarter for inventory impairments and forfeited lot option deposits. No such charges were incurred in 2005. These land-related charges reduced fourth quarter 2006 gross margin by 763 basis points, and reduced net earnings by $42 million, or $1.56 per diluted share. Excluding these charges, diluted earnings per share would have been $1.90.

Total selling, general and administrative (SG&A) expenses were flat in the fourth quarter 2006 compared to 2005. Although management has been successful in controlling overhead, these reductions were more than offset by higher sales and marketing costs targeted at improving Meritage’s competitiveness in more challenging market conditions. SG&A costs also reflect $2.2 million pre-tax expenses for stock-based compensation in the fourth quarter 2006 related to the adoption of SFAS 123R and $3.0 million for the write-off of intangible assets related to a trade name acquired in a previous acquisition, which will no longer be used.

Orders and backlog reflect continued softness

Net orders declined 42% in the fourth quarter to 1,202 homes, from 2,072 homes in the fourth quarter 2005, reflecting slower sales and higher cancellations in the quarter. Total cancellations represented 22% of beginning backlog and 48% of gross orders in the quarter, compared to 13% and 32% respectively in the previous year.

“Home sales slowed in the fourth quarter in most major markets across the southern and western United States, including Texas. While we saw improved cancellation rates in a few markets, our overall cancellation rate increased. Division managers are monitoring their order backlogs closely, and proactively cancelled many contracts in the fourth quarter where buyers were not performing as required to close on their homes,” said Mr. Hilton.

Meritage had 213 communities open for sales at year-end, compared to 184 at year-end 2005 and 213 at September 30, 2006. While the total community count remained flat in the fourth quarter, lower absorption rates kept many communities from selling out as expected during 2006.

Average order prices were 16% lower year-over-year for the fourth quarter, and 7% lower for the full year 2006 over 2005, due to an increase in the percentage of orders from lower-priced markets in Texas and price concessions in nearly all markets. As a result of lower sales volume and selling prices, higher cancellations and increased closings in the last twelve months, units in backlog declined 42% year-over-year and 45% in total dollar value, to 3,685 homes valued at $1.2 billion, from 6,394 homes valued at $2.2 billion at December 31, 2005.

Positioning for future opportunities

“Based on our reduced backlog and order trends in the last few quarters, we expect 2007 will be a difficult year,” concluded Mr. Hilton. “We are continuing to manage our business conservatively until we see conditions improve enough to enable us to be more aggressive. Meritage has a strong balance sheet and we have taken steps to protect it by reducing our cost structure and deferring new capital investments.

“I am confident in our strategy and our ability to adapt to dynamic market conditions. We are adjusting our tactics while continuing to evaluate opportunities to strengthen our competitive position and continue to produce superior returns for our stockholders. As market conditions improve, I believe that Meritage will be positioned to compete successfully and grow again.”

Awards and recognition

Meritage was selected to the Forbes Platinum 400 list of America’s Best-Managed Big Companies for the fourth consecutive year, based on the Company’s rankings within its peer group on five-year and 12-month sales and earnings growth, total return to shareholders, consensus forecasts for long-term earnings growth and debt to capital ratios.

Meritage Homes was recently named Builder of the Year by the Texas Association of Builders, its fifth time in the last six years to be honored. Meritage is celebrating 20 years of homebuilding in Texas this year.

Conference call and webcast

The Company will host a conference call on Thursday, January 25, 2007 at 10:00 a.m. Eastern Time to discuss the results of the quarter. The call will be webcast and accompanying materials will be accessible on the “Investor Relations” page of the Company’s website at http://www.meritagehomes.com. The dial-in number is 800-237-9752 with a passcode of “Meritage,” and participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:00 p.m. EDT January 25, 2007, through midnight February 25, 2007, on the websites noted above, or by dialing

888-286-8010, and referencing passcode 96731037. The webcast replay will also be available on the “Investor Relations” page of the Company’s website, and through CCBN for two weeks at www.fulldisclosure.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating results

Home closing revenue	$819,318	$1,040,711	$3,444,286	$2,996,946
Land closing revenue	1,875	202	17,034	4,156
Total closing revenue	821,193	1,040,913	3,461,320	3,001,102

Home closing gross profit	100,671	256,414	711,988	706,453
Land closing gross profit (loss)	(708)	9	642	537
Total closing gross profit	99,963	256,423	712,630	706,990

Commissions and other sales costs	(59,531)	(53,139)	(216,341)	(160,114)
General and administrative expenses	(36,064)	(42,450)	(164,477)	(124,979)
Other income, net	9,253	9,372	32,197	25,805
Loss on extinguishment of debt	—	—	—	(31,477)
Earnings before provision for income taxes	13,621	170,206	364,009	416,225
Provision for income taxes	(4,597)	(68,229)	(138,655)	(160,560)
Net earnings(1),(2)	$9,024	$101,977	$225,354	$255,665

Earnings per share
Basic:
Earnings per share	$0.35	$3.74	$8.52	$9.48
Weighted average shares outstanding	26,133	27,267	26,448	26,977

Diluted:
Earnings per share	$0.34	$3.53	$8.32	$8.88
Weighted average shares outstanding	26,557	28,902	27,102	28,787

Non-GAAP Reconciliations:
Total closing gross profit	$99,963	$256,423	$712,630	$706,990
Add: Land-related write-offs/impairments	62,665	—	78,268	—
Adjusted closing gross profit	162,628	256,423	790,898	706,990

Earnings before provision for income taxes	13,621	170,206	364,009	416,225
Add: Loss on extinguishment of debt	—	—	—	31,477
Add: Land-related write-offs/impairments	62,665	—	78,268	—
Adjusted earnings before provision of income	76,286	170,206	442,277	447,702
Adjusted provision for income taxes	(25,746)	(68,229)	(168,468)	(172,373)
Adjusted net earnings	$50,540	$101,977	$273,809	$275,329

Adjusted basic earnings per share	$1.93	$3.74	$10.35	$10.21
Adjusted diluted earnings per share	$1.90	$3.53	$10.10	$9.56

(1)  The three- and twelve-month periods ended December 31, 2006 include after-tax stock compensation charges of $1.7M and $8.5M, respectively.  The three- and twelve-month periods ended December 31, 2006 also include after-tax severance and related costs of $0.4M and $8.3M, respectively.

(2) The twelve-month period ended December 31, 2005 includes an after-tax charge of $19.7M related to debt refinancing.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		As of and for the Year Ended December 31,
	2006	2005	2006	2005
EBITDA reconciliation:(1)
Net earnings	$9,024	$101,977	$225,354	$255,665
Provision for income taxes	4,597	68,229	138,655	160,560
Interest amortized to cost of sales	10,199	11,681	42,986	38,796
Depreciation and amortization	8,457	4,455	23,729	17,207
EBITDA	$32,277	$186,342	$430,724	$472,228

Interest coverage ratio: (2)
EBITDA			430,724	$472,228
Interest incurred			$52,063	$43,034
Interest coverage ratio			8.3	11.0

Debt to EBITDA ratio: (3)
Notes payable and other borrowings			$733,276	$592,124
EBITDA			$430,724	$472,228
Debt to EBITDA ratio			1.7	1.3

After-tax stockholder returns: (4)
Net earnings			$225,354	$255,665
Average assets			$2,111,567	$1,618,376
Average equity			$935,599	$686,780
After-tax return on assets			10.7%	15.8%
After-tax return on equity			24.1%	37.2%

Net debt-to-capital: (5)
Notes payable and other borrowings			$733,276	$592,124
Less: cash and cash equivalents			56,710	65,812
Net debt			676,566	526,312
Stockholders’ equity			1,006,832	851,005
Capital			$1,683,398	$1,377,317
Net debt-to-capital			40.2%	38.2%

(1)  EBITDA is a non-GAAP financial measure and represents net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization.  A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.  EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(2)  Interest coverage ration is calculated as the trailing four quarters’ EBITDA divided by the trailing four quarters’ interest incurred.

(3)  Debt to EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters’ EBITDA.

(4)  Return on assets is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending total assets.  Return on equity is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending stockholders’ equity for the same period.

(5)  Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Balance Sheet Data

(In thousands)

	At December 31,
	2006	2005
	(Unaudited)

Total assets	$2,170,525	$1,971,357
Real estate	1,535,871	1,392,267
Cash and cash equivalents	56,710	65,812
Total liabilities	1,163,693	1,120,352
Notes payable and other borrowings	733,276	592,124
Stockholders’ equity	1,006,832	851,005

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in thousands)

	4th Quarter
	2006		2005		2006		2005
	Beg.	End	Beg.	End	Beg.	End	Beg.	End
Active Communities:
California	27	26	18	20	20	26	18	20
Nevada	5	5	6	6	6	5	6	6
West Region	32	31	24	26	26	31	24	26

Arizona	41	42	35	35	35	42	26	35
Texas	121	121	101	108	108	121	89	108
Colorado	5	6	4	3	3	6	0	3
Central Region	167	169	140	146	146	169	115	146

Florida *	14	13	10	12	12	13	—	12
East Region	14	13	10	12	12	13	—	12

Total	213	213	174	184	184	213	139	184

*  2005 results for Florida include Colonial Homes and Greater Homes only since acquisition, in February and September 2005, respectively.

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,					As of and For the Year Ended December 31,
	2006			2005		2006		2005
	Homes	Value		Homes	Value	Homes	Value	Homes	Value
Homes Closed:
California	305	$154,648		497	$279,626	1,471	$820,583	1,627	$947,228
Nevada	82	30,799		249	92,245	620	244,343	541	201,907
West Region	387	185,447		746	371,871	2,091	1,064,926	2,168	1,149,135

Arizona	880	300,289		1,013	311,099	3,355	1,102,662	3,122	873,137
Texas	1,173	277,343		1,124	249,094	4,263	996,739	3,576	787,204
Colorado	23	8,026		8	2,809	112	40,875	8	2,809
Central Region	2,076	585,658		2,145	563,002	7,730	2,140,276	6,706	1,663,150

Florida *	138	48,213		323	105,838	666	239,084	532	184,661
East Region	138	48,213		323	105,838	666	239,084	532	184,661

Total	2,601	$819,318		3,214	$1,040,711	10,487	$3,444,286	9,406	$2,996,946

Homes Ordered:
California	151	$74,127		209	$131,979	983	$529,435	1,646	$976,921
Nevada	49	28,575		138	54,669	328	139,668	653	249,104
West Region	200	102,702		347	186,648	1,311	669,103	2,299	1,226,025

Arizona	329	91,139		706	260,078	1,833	611,266	3,558	1,174,452
Texas	669	168,256		906	223,142	4,299	1,069,437	4,264	983,579
Colorado	27	9,866		1	561	125	47,836	40	14,631
Central Region	1,025	269,261		1,613	483,781	6,257	1,728,539	7,862	2,172,662

Florida *	(23)	(17,424	) **	112	52,934	210	65,105	410	182,168
East Region	(23)	(17,424)		112	52,934	210	65,105	410	182,168

Total	1,202	$354,539		2,072	$723,363	7,778	$2,462,747	10,571	$3,580,855

Order Backlog:
California						226	$129,816	714	$420,964
Nevada						57	21,725	349	126,400
West Region						283	151,541	1,063	547,364

Arizona						905	347,306	2,427	838,702
Texas						2,209	582,163	2,173	509,465
Colorado						45	18,783	32	11,822
Central Region						3,159	948,252	4,632	1,359,989

Florida *						243	100,268	699	274,247
East Region						243	100,268	699	274,247

Total						3,685	$1,200,061	6,394	$2,181,600

*  2005 results for Florida include Colonial Homes and Greater Homes only since acquisition, in February and September 2005, respectively.

** Negative balance represents the total value/unit of orders cancelled exceeding the value/unit of new orders taken.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S. and was recently selected for the fourth consecutive year to Forbes’ “Platinum 400 - Best-Managed Big Companies in America.” Meritage is in the S&P SmallCap 600 Index, ranks #615 on the 2006 Fortune 1000 list and has appeared on Fortune’s “Fastest Growing Companies in America” list in five of the last seven years. Meritage operates in many of the dominant homebuilding markets of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 19 consecutive years of record revenue through 2006. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s results compared to other public homebuilders, management’s expectations of fewer deliveries and a difficult environment in 2007, our goal of maintaining a four to five year supply of lots and expectations concerning the Texas homebuilding markets. Such statements are based upon preliminary financial and operating data, the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K/A for the year ended December 31, 2005, and our Form 10-Q for the quarter ended September 30, 2006, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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